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                                                                 EXHIBIT 5

                                     [LETTERHEAD]

LINDA ALSID RUEHLE
ASSISTANT GENERAL COUNSEL

April 30, 1998

Musicland Stores Corporation
10400 Yellow Circle Drive
Minnetonka, Minnesota  55343

Ladies and Gentlemen:

     I have acted as counsel for Musicland Stores Corporation ("Musicland") in connection with the registration of 3,813,388 shares of its Common Stock, par value $.01 per share, pursuant to Musicland's Registration Statement on Form S-3 filed with the Securities and Exchange Commission on April 30, 1998 (the "Registration Statement").

   In connection with the opinion set forth below, I have examined such records and documents and have made such investigations of law and fact as I have deemed necessary.

   Based upon the foregoing, it is my opinion that the shares of Musicland Common Stock to be sold pursuant to the Registration Statement have been duly and validly authorized for issuance and, when issued, will be fully paid and nonassessable.

   I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to me under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement.

                                   Very truly yours,


                                   /s/   Linda Alsid Ruehle
                         `         Linda Alsid Ruehle
                                   Assistant General Counsel and
                                   Assistant Secretary